UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☒	Definitive Information Statement

Helix TCS, Inc.
(Name of Registrant as Specified in Its Charter)

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HELIX TCS, INC.

10200 E. Girard Avenue, Suite B420

Denver, CO 80231

(720) 328-5372

INFORMATION STATEMENT

May 8, 2020

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF HELIX TCS, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’

MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

IN LIEU OF STOCKHOLDER MEETING

This Information Statement is being made available to the holders of record of the outstanding shares of common stock, $0.001 par value per share, Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”) and Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”) of Helix TCS, Inc. a Delaware corporation (the “Company”), as of the close of business on April 22, 2020 (the “Record Date”).

The purpose of this Information Statement is to advise the Company’s stockholders that on April 22, 2020, in accordance with Section 228 of the Delaware General Corporation Law (the “DGCL”), stockholders of the Company holding a majority of the voting power of the Company as of the Record Date (the “Consenting Stockholders”) approved the following corporate actions:

(1)	Amendment of the Company’s certificate of incorporation (“Certificate of Incorporation”) to provide for an increase in the authorized shares of the Company’s common stock, $0.001 par value per share, from 200,000,000 shares to 275,000,000 shares (the “Authorized Common Stock Increase”);

(2)	Amendment of the Company’s 2017 Omnibus Stock Incentive Plan (the “2017 Plan”) to increase the number of shares authorized for issuance under the 2017 Plan from 5,000,000 to 11,000,000 (the “2017 Plan Increase”); and

(3)	Amendment of the Company’s Certificate of Incorporation to change our corporate name from “Helix TCS, Inc.” to “Helix Technologies, Inc.” (the “Name Change”).

The consents that we have received approving the Authorized Common Stock Increase, the 2017 Plan Increase and the Name Change constitute the only stockholder approval required under the DGCL, our Certificate of Incorporation, and our bylaws. Accordingly, the Authorized Common Stock Increase, the 2017 Plan Increase and the Name Change will not be submitted to the other stockholders of the Company for a vote.

The accompanying Information Statement shall be considered the notice required under Section 228(e) of the DGCL.

The accompanying Information Statement, which describes the Authorized Common Stock Increase, the 2017 Plan Increase and the Name Change in more detail, is being furnished to all our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Stockholders of record at the close of business on the Record Date are entitled to receive this Information Statement.

Pursuant to Rule 14c-2 of the Exchange Act, the actions described herein will not become effective until at least 20 calendar days following the date on which this Information Statement is first mailed to our stockholders of record. This Information Statement will be mailed on or about May 8, 2020 to our stockholders of record as of the Record Date.

By order of the Board of Directors

/s/ Zachary L. Venegas
Zachary L. Venegas
Chief Executive Officer and Director
May 8, 2020

HELIX TCS, INC.

10200 E. Girard Avenue, Suite B420

Denver, CO 80231

(720) 328-5372

INFORMATION STATEMENT

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

IN LIEU OF STOCKHOLDER MEETING

GENERAL INFORMATION

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE BEEN APPROVED BY HOLDERS OF A MAJORITY OF OUR VOTING CAPITAL STOCK. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THERE ARE NO DISSENTERS’ RIGHTS OR APPRAISAL RIGHTS WITH RESPECT TO THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT.

This information statement is being furnished in connection with the action by written consent of stockholders holding a majority of our voting capital stock taken without a meeting of certain actions described in this information statement. We are mailing this information statement to our stockholders of record as of April 22, 2020.

What is the Purpose of the Information Statement?

This Information Statement is being furnished pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to notify the Company’s stockholders as of the Record Date of certain corporate actions to be taken pursuant to the consents or authorizations of stockholders representing a majority of the voting rights of the Company’s outstanding capital stock.

What actions were taken by written consent?

Effective as of April 22, 2020, we obtained consent from holders of a majority of the voting capital stock of the Company approving the following corporate actions:

(1)	Amendment of the Company’s certificate of incorporation (“Certificate of Incorporation”) to provide for an increase in the authorized shares of the Company’s common stock, $0.001 par value per share, from 200,000,000 shares to 275,000,000 shares (the “Authorized Common Stock Increase”);

(2)	Amendment of the Company’s 2017 Omnibus Stock Incentive Plan (the “2017 Plan”) to increase the number of shares authorized for issuance under the 2017 Plan from 5,000,000 to 11,000,000 (the “2017 Plan Increase”); and

(3)	Amendment of the Company’s Certificate of Incorporation to change our corporate name from “Helix TCS, Inc.” to “Helix Technologies, Inc.” (the “Name Change”).

How many shares of voting capital stock were outstanding on the date of the consent?

On the date of the written consent, which is the Record Date and the date we received a copy of the consent of the holders of a majority of the voting power of capital stock, there were issued and outstanding 96,783,509 shares of common stock, 1,000,000 shares of Series A Preferred Stock (convertible into 1,000,000 shares of common stock and which are entitled to vote alongside the common stock with one vote per share of Series A Preferred Stock), and 13,784,201 shares of Series B Preferred Stock (convertible into 13,784,201 shares of common stock and which are entitled to vote alongside the common stock with one vote per share of Series B Preferred Stock), equating to total voting capital stock issued and outstanding of 111,567,710 shares with total voting power of 111,567,710 votes.

What vote was obtained to approve the amendment to the Certificate of Incorporation described in this Information Statement?

We obtained the written consent in lieu of a meeting of 50,691,094 shares of common stock, 1,000,000 shares of Series A Preferred Stock, and 13,784,201 shares of Series B Preferred Stock, representing approximately 59% of the voting power of our stockholders. Under the DGCL, the affirmative vote of the stockholders holding at least a majority of the voting power of the Company entitled to vote constitutes the vote required to amend the Certificate of Incorporation.

Who is entitled to notice?

Each holder of an outstanding share of common stock, Series A Preferred Stock or Series B Preferred Stock, as of the Record Date, will be entitled to notice of each matter voted upon.

Is consent to action in lieu of a meeting authorized under Delaware law?

Section 228 of the DGCL provides that any action required or permitted to be taken at a meeting of stockholders of a corporation may be taken without a meeting if a written consent thereto is signed by the stockholders holding at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

This Information Statement is being distributed pursuant to the requirements of Section 14(c) of the Exchange Act to the Company’s stockholders as of the Record Date. The corporate actions described herein will be effective approximately 20 days after the mailing of this Information Statement.

Who is bearing the cost of mailing this Information Statement?

The entire cost of furnishing this Information Statement will be borne by the Company.

AMENDMENT TO CERTIFICATE OF INCORPORATION

TO INCREASE AUTHORIZED COMMON STOCK

On April 15, 2020, our Board of Directors, and on April 22, 2020, the Consenting Stockholders, believing it to be in the best interests of the Company and its stockholders, approved an amendment to our Certificate of Incorporation to increase our authorized common stock from Two Hundred Million (200,000,000) shares to Two Hundred Seventy-Five Million (275,000,000) shares, par value $0.001 per share. The amendment will be reflected in a Certificate of Amendment No. 2 to the Certificate of Incorporation, a copy of which is attached hereto as Appendix A, to be filed with the Delaware Secretary of State.

Reason for and Effect of the Amendment

Currently, the Company is authorized to issue 200,000,000 shares of common stock. Of the 200,000,000 shares of common stock authorized, as of the Record Date, there were 96,783,509 shares of common stock issued and outstanding, and 96,681,406 shares of common stock reserved for issuance upon the exercise of outstanding convertible debt, warrants, and options.

As a general matter, the Board of Directors does not believe the currently available number of unissued shares of common stock is an adequate number of shares to assure that there will be sufficient shares available for issuance in connection with possible future acquisitions, equity and equity-based financings, possible future awards under employee benefit plans, stock dividends, stock splits, and other corporate purposes. Therefore, the Board of Directors approved the increase in authorized shares of common stock as a means of providing the Company with the flexibility to act with respect to the issuance of common stock or securities exercisable for, or convertible into, common stock in circumstances which they believe will advance the interests of the Company and its stockholders without the delay of seeking an amendment to the Certificate of Incorporation at that time.

The Board of Directors is considering, and will continue to consider, various financing options, including the issuance of common stock or securities convertible into common stock from time to time to raise additional capital necessary to support future growth of the Company. As a result of the amendment to increase the authorized common stock, the Board of Directors will have more flexibility to pursue opportunities to engage in possible future capital market transactions involving common stock or securities convertible into common stock, including, without limitation, public offerings or private placements of such common stock or securities convertible into common stock.

In addition, the Company’s growth strategy may include the pursuit of selective acquisitions to execute its business plan. The Company could also use the additional common stock for potential strategic transactions, including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. There are no specific acquisitions under consideration at this time.

In the event that the Company’s common stock closes at or below $0.07 per share for three trading days in a five trading day period, the Board of Directors has authorized the Company’s management to seek stockholder approval to further increase the authorized shares of common stock to 300,000,000. In addition, in the event that the Company’s common stock closes at or above $0.20 per share for ten consecutive trading days, the Board of Directors has authorized the Company’s management to seek stockholder approval to decrease the authorized shares of common stock to 200,000,000.

Principal Effects on Outstanding Common Stock

The proposal to increase the authorized common stock will affect the rights of existing holders of common stock to the extent that future issuances of common stock will reduce each existing stockholder’s proportionate ownership and may dilute earnings per share of the shares outstanding at the time of any such issuance. The amendment will be effective upon the filing of the Certificate of Amendment No. 2 to the Certificate of Incorporation with the Delaware Secretary of State.

Potential Anti-Takeover Aspects and Possible Disadvantages of Stockholder Approval of the Increase

The increase in the authorized number of shares of common stock could have possible anti-takeover effects. These authorized but unissued shares could, within the limits imposed by applicable law, be issued in one or more transactions that could make a change of control of the Company more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of the Company by diluting the voting power of shares then outstanding or increasing the voting power of persons that would support the Board of Directors in a potential takeover situation, including by preventing or delaying a proposed business combination that may be opposed by the Board of Directors although perceived to be desirable by some stockholders. The Board of Directors does not have any current knowledge of any effort by any third party to accumulate our securities or obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise.

While the amendment may have anti-takeover ramifications, our Board of Directors believes that the financial flexibility offered by the amendment outweighs any potential disadvantages. To the extent that the amendment may have anti-takeover effects, the amendment may encourage persons seeking to acquire our Company to negotiate directly with the Board of Directors, enabling the Board of Directors to consider the proposed transaction in a manner that best serves our stockholders’ interests.

Other than as set forth above, there are currently no plans, arrangements, commitments or understandings for the issuance of additional shares of common stock.

INCREASE IN 2017 PLAN

On April 13, 2020, the Board of Directors, and on April 22, 2020, the Consenting Stockholders, approved an amendment to the Company’s 2017 Omnibus Stock Incentive Plan (the “2017 Plan”) to increase the aggregate number of shares of common stock authorized for issuance under the 2017 Plan from 5,000,000 to 11,000,000 shares of common stock (the “Plan Amendment”).

The 2017 Plan is the only plan under which equity-based compensation may currently be awarded to our employees, officers, directors and consultants. In order to enable us to continue to offer meaningful equity-based incentives to our employees, officers, directors and consultants, the Consenting Stockholders and Board of Directors believe it is both necessary and appropriate and in the best interest of our Company and our stockholders to increase the number of shares of our common stock available for these purposes. As a result, on April 22, 2020, the Consenting Stockholders and Board of Directors approved the Plan Amendment, which increases the number of shares of common stock authorized for issuance under the 2017 Plan from 5,000,000 to 11,000,000 shares of common stock. The increase in the number of shares authorized for issuance is the only change to the 2017 Plan, a summary of which is provided below.

Summary Description of 2017 Omnibus Stock Incentive Plan

The following is a summary of the principal features of the 2017 Plan. All references to the 2017 Plan in this section refer to the 2017 Plan, as amended by the Plan Amendment. The following description is intended to be a summary of the material provisions of the 2017 Plan. It does not purport to be a complete description of all the provisions of the 2017 Plan, and is qualified in its entirety by reference to the complete text of the 2017 Plan, including the Plan Amendment evidenced by the Amendment to the 2017 Plan, which are attached hereto as Appendix B. Capitalized terms used in the following summary and not otherwise defined in this Information Statement have the meanings set forth in the 2017 Plan.

Following are the key provisions of the 2017 Plan:

Provision of Plan	Description
Eligible Participants:	Employees, directors and consultants of the Company, any related entity, and any successor entity that adopts the 2017 Plan. Approximately 240 employees, directors, or consultants of the Company are eligible to participate in the 2017 Plan as of the Record Date.

Share Reserve:

●  Total of 11,000,000 shares of the Company’s common stock.

●  The reserved shares will be reduced (i) by one share for each share granted pursuant to stock options, stock appreciation rights, or other awards awarded under the 2017 Plan, and (ii) to the extent cash is delivered in lieu of shares of common stock upon the exercise of a stock appreciation right, the Company will be deemed to have issued the greater of the number of shares of common stock which it was entitled to issue upon such exercise or on the exercise of any related stock option.

Award Types:	● Incentive stock options ● Nonstatutory stock options ● Stock appreciation rights ● Restricted stock awards ● Restricted stock unit awards ● Dividend equivalent rights

Vesting:	Determined by the Board of Directors.

Award Limits:	No more than 1,100,000 shares may be issued to a single participant pursuant to stock options and stock appreciation rights in a calendar year.

Repricings:	Repricing of outstanding stock awards is not permitted without the approval of the Company’s stockholders, except for certain ratable capitalization adjustments as set forth in the 2017 Plan.

Plan Termination Date:	November 12, 2027.

Administration

The 2017 Plan is administered by the Board of Directors or a committee designated by the Board of Directors. With respect to grants of awards to the Company’s officers or directors, the 2017 Plan is administered by the Board of Directors or a designated committee in a manner that permits such grants to be exempt from Section 16(b) of the Exchange Act. The plan administrator has the full authority to select recipients of the grants, determine the extent of the grants, establish additional terms, conditions, rules or procedures to accommodate rules or laws of applicable non-U.S. jurisdictions, adjust awards and to take any other action deemed appropriate; however, no action may be taken that is inconsistent with the terms of the 2017 Plan.

Available Shares

Subject to adjustment upon certain corporate transactions or events, a maximum of 11,000,000 shares of the Company’s common stock may be issued under the 2017 Plan. In addition, subject to adjustment upon certain corporate transactions or events, a participant in the 2017 Plan may not receive options or stock appreciation rights with respect to more than 1,100,000 shares of common stock in any year or an award of restricted stock, restricted stock units, dividend equivalent rights or other awards that are valued with reference to shares covering more than 1,100,000 shares of common stock in any year. Any shares covered by an award which is forfeited, canceled, or expires shall be deemed to have not been issued for purposes of determining the maximum aggregate number of shares which may be issued under the 2017 Plan. Shares that actually have been issued under the 2017 Plan pursuant to an award shall not be returned to the 2017 Plan and shall not become available for future issuance under the 2017 Plan other than unvested shares that are forfeited or repurchased by the Company. To the extent that cash is delivered in lieu of shares of common stock upon the exercise of a stock appreciation right, the Company shall be deemed, for purposes of applying the limitation on the number of shares, to have issued the greater of the number of shares of common stock which it was entitled to issue upon such exercise or on the exercise of any related option. Shares of common stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options shall not be available for awards under the 2017 Plan.

Eligibility and Types of Awards

The 2017 Plan permits the Company to grant stock awards, including stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalent rights to its employees, directors, and consultants.

Stock Options

A stock option may be an incentive stock option, within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, (the “Code”), or a nonstatutory stock option. However, only employees may be granted incentive stock options. Incentive and nonstatutory stock options are granted pursuant to option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2017 Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of the Company’s common stock on the date of grant. Options granted under the 2017 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of the stock options granted under the 2017 Plan, up to a maximum of 10 years, except in the case of certain incentive stock options, as described below. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s relationship with the Company, or any of its affiliates, ceases for any reason other than disability or death, the optionholder may exercise any options vested as of the date of termination, but only during the post-termination exercise period designated in the optionholder’s stock option agreement. The plan administrator may determine such other portion of the optionholder’s unvested award that may be exercised during the post-termination exercise period. The optionholder’s stock option agreement may provide that upon the termination of the optionholder’s relationship with the Company, for cause, the optionholder’s right to exercise its options shall terminate concurrently with the termination of the relationship. If an optionholder’s service relationship with the Company, or any of its affiliates, ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or beneficiary may exercise any vested options for a period of 12 months. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws or such longer period as specified in the stock option agreement but in no event beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (a) cash or check, (b) surrender of a promissory note acceptable to the plan administrator (subject to minimum interest provisions set forth in the 2017 Plan), (c) a broker-assisted cashless exercise, (d) the tender of common stock previously owned by the optionholder, (e) a net exercise of the option, (f) past or future services rendered, (g) any combination of the foregoing methods of payment, and (h) any other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, awards generally are not transferable except by will or the laws of descent and distribution. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder’s death.

Incentive stock options may be granted only to the Company’s employees. The aggregate fair market value, determined at the time of grant, of shares of the Company’s common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under the 2017 Plan may not exceed $100,000. No incentive stock option may be granted to any employee who, at the time of the grant, owns or is deemed to own stock representing more than 10% of the voting power of all classes of stock of the Company or any of the Company’s affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (b) the term of the incentive stock option does not exceed five years from the date of grant.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2017 Plan either concurrently with the grant of an option or alone, without reference to any related stock option. The plan administrator determines both the number of shares of common stock related to each stock appreciation right and the exercise price for a stock appreciation right, within the terms and conditions of the 2017 Plan, provided that the exercise price of a stock appreciation right cannot be less than 100% of the fair market value of the common stock subject thereto on the date of grant. In the case of a stock appreciation right granted concurrently with a stock option, the number of shares of common stock to which the stock appreciation right relates will be reduced in the same proportion that the holder of the related stock option exercises the option.

The plan administrator determines whether to deliver cash in lieu of shares of common stock upon the exercise of a stock appreciation right. If common stock is issued, the number of shares of common stock that will be issued upon the exercise of a stock appreciation right is determined by dividing (i) the number of shares of common stock as to which the stock appreciation right is exercised multiplied by the amount of the appreciation in such shares, by (ii) the fair market value of a share of common stock on the exercise date.

If the plan administrator elects to pay the holder of the stock appreciation right cash in lieu of shares of common stock, the holder of the stock appreciation right will receive cash equal to the fair market value on the exercise date of any or all of the shares which would otherwise be issuable.

The exercise of a stock appreciation right related to a stock option is permissible only to the extent that the stock option is exercisable under the terms of the 2017 Plan on the date of surrender. Any incentive stock option surrendered will be deemed to have been converted into a non-qualified stock option immediately prior to such surrender.

Restricted Stock

Restricted stock awards are awards of shares of the Company’s common stock that vest in accordance with established terms and conditions. The Board of Directors or committee thereof sets the terms of the restricted stock awards, including the size of the restricted stock award, the price (if any) to be paid by the recipient and the vesting schedule and criteria. The restricted stock award may vest based on continued employment and/or the achievement of performance goals. If a participant’s service terminates before the restricted stock is fully vested, all of the unvested shares may be forfeited to, or repurchased by, the Company.

Restricted Stock Units

A restricted stock unit is a right to receive stock or cash equal to the value of a share of stock at the end of a set period. No stock is issued at the time of grant. The Board of Directors or committee thereof sets the terms of the restricted stock unit award, including the size of the restricted stock unit award, the consideration (if any) to be paid by the recipient, the vesting schedule and criteria and the form (stock or cash) in which the award will be settled. If a participant’s service terminates before the restricted stock is fully vested, the unvested portion of the restricted stock unit award generally will be forfeited.

Dividend Equivalent Rights

Dividend equivalent rights entitle the participants to compensation measured by dividends paid with respect to common stock.

Performance-Based Compensation

The 2017 Plan establishes procedures for our Company to grant to certain employees performance-based compensation. Performance-based awards will be structured so that they will vest only upon attainment of performance goals established by the plan administrator for a specified performance period. The plan administrator will establish the performance goals within 90 days of the beginning of the first fiscal year of our Company included in the performance period. The performance goals will be based upon one or more objectively determinable business measures, which may be applied with respect to our Company, any business unit, or, if applicable, any employee, and may be measured on absolute terms or relative to a peer-group or other market measure basis.

The business measures that may be used to establish the performance goals are limited to one or more of the following:

A.	Net earnings or net income (before or after taxes);

B.	Earnings per share;

C.	Net sales growth;

D.	Net operating profit;

E.	Return measures (including, but not limited to, return on assets, capital, equity, or sales);

F.	Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

G.	Cash flow per share;

H.	Earnings before or after taxes, interest, depreciation, and/or amortization;

I.	Gross or operating margins;

J.	Productivity ratios;

K.	Share price (including, but not limited to, growth measures and total stockholder return);

L.	Expense targets or ratios;

M.	Charge-off levels;

N.	Improvement in or attainment of revenue levels;

O.	Deposit growth;

P.	Margins;

Q.	Operating efficiency;

R.	Operating expenses;

S.	Economic value added;

T.	Improvement in or attainment of expense levels;

U.	Improvement in or attainment of working capital levels;

V.	Debt reduction;

W.	Capital targets; and

X.	Consummation of acquisitions, dispositions, projects or other specific events or transactions.

Corporate Transactions

Effective upon the consummation of a corporate transaction, all outstanding awards under the 2017 Plan shall terminate unless they are assumed in connection with the corporate transaction.

The plan administrator shall have the authority, exercisable either in advance of any actual or anticipated corporate transaction or at the time of an actual corporate transaction and exercisable at the time of the grant of an award under the 2017 Plan or any time while an award remains outstanding, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested awards under the 2017 Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such awards in connection with a corporate transaction, on such terms and conditions as the plan administrator may specify. The plan administrator may also condition any such award’s vesting and exercisability or release from such limitations upon the subsequent termination of the continuous service of the holder of the award within a specified period following the effective date of the corporate transaction. The plan administrator may provide that any awards so vested or released from such limitations in connection with a corporate transaction, shall remain fully exercisable until the expiration or sooner termination of the award.

Amendment and Termination

The Board of Directors may amend, suspend, or terminate the 2017 Plan, except that it may not amend the 2017 Plan in any way that would adversely affect a participant with respect to an award previously granted. In addition, the Board of Directors may not amend the 2017 Plan without stockholder approval if such approval is then required pursuant to Section 422 of the Code, the regulations promulgated thereunder, or the rules of any stock exchange or similar regulatory body.

Tax Withholding

The Board of Directors may require a participant to satisfy any federal, state, local, or foreign tax withholding obligation relating to a stock award by (a) causing the participant to tender a cash payment, (b) withholding shares of common stock from the shares of common stock issued or otherwise issuable to the participant in connection with the award, (c) delivering to the Company already owned shares of common stock, (d) selling shares of common stock from the shares of common stock issued or otherwise issuable to the participant in connection with the award, (e) withholding cash from an award settled in cash or other amounts payable to the participant, and/or (f) any other method set forth in the award agreement.

Summary of Federal Income Tax Consequences of the 2017 Plan

The following summary is intended only as a general guide to certain U.S. federal income tax consequences under current law of participation in the 2017 Plan and does not attempt to describe all possible federal, state or local, foreign, or other tax consequences of such participation or tax consequences based on particular circumstances. Furthermore, the tax consequences are complex and subject to change, and a taxpayer’s particular situation may be such that some variation of the described rules is applicable. Recipients of awards under the 2017 Plan should consult their own tax advisors to determine the tax consequences to them as a result of their particular circumstances.

Incentive Stock Options

A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, the Company will not be entitled to any income tax deduction.

If a participant disposes of shares within two years after the date of grant of the option or within one year after the date of exercise of the option (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed to the participant as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally the Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax-reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to the alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to (i) certain subsequent sales of the shares in a disqualifying disposition, (ii) certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares, and (iii) certain tax credits that may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options

Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income as the result of the grant of such an option so long as the exercise price is no less than the fair market value of the stock on the date of grant and the option (and not the underlying stock) does not have a readily ascertainable fair market value at such time. Upon exercise of a nonstatutory stock option, the participant normally recognizes ordinary income in the amount of the difference between the option exercise price and the then-fair market value of the shares purchased, and withholding of income and employment taxes will apply if the participant is or was an employee. Generally, the Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax-reporting obligation) to an income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon the disposition of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.

Stock Appreciation Rights

A participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock

A participant acquiring restricted stock generally will recognize ordinary income equal to the difference between the fair market value of the shares on the “determination date” (as defined below) and their purchase price, if any. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The “determination date” is the date on which the participant acquires the shares unless they are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable, or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date will be after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service, or IRS, no later than 30 days after the date the shares are acquired. Upon the taxable disposition of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will generally be taxed as capital gain or loss; however, for any shares returned to the Company pursuant to a forfeiture provision, a participant’s loss may be computed based only on the purchase price (if any) of the shares and may not take into account any income recognized by reason of a Section 83(b) election. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. The Company generally will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the year in which such ordinary income is recognized by the participant.

Restricted Stock Units

No taxable income is recognized upon receipt of a restricted stock unit award. In general, the participant will recognize ordinary income in the year in which the units vest and are settled in an amount equal to any cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The Company generally will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the participant. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Dividend Equivalent Rights

A recipient of dividend equivalent rights generally will recognize ordinary income at the time the dividend equivalent right is paid. If required, income tax must be withheld on the income recognized by the participant. The Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Other Awards

The Company generally will be entitled to a tax deduction in connection with an award under the 2017 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax-reporting obligation). Participants typically are subject to income tax and recognize such tax at the time that an award is granted, exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Potential Limitation on Deductions

Compensation of persons who are “covered employees” of the Company is subject to the $1 million tax deduction limits of Section 162(m) of the Code.

Section 409A

Section 409A of the Code (“Section 409A”) imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements on an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For specified officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Certain awards under the 2017 Plan may be designed to be subject to the requirements of Section 409A in form and in operation. For example, restricted stock units that provide for a settlement date following the vesting date may be subject to Section 409A. If an award under the 2017 Plan is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with the requirements of Section 409A, Section 409A imposes an additional 20% federal penalty tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

The foregoing is only a summary, based on the current Code and Treasury Regulations thereunder, of the U.S. federal income tax consequences to the participant and the Company with respect to the grant and exercise of options and other awards under the 2017 Plan. The summary does not purport to be complete, and it does not address the tax consequences of the participant’s death, any tax laws of any municipality, state or foreign country in which a participant might reside, or any other laws other than U.S. federal income tax laws.

AMENDMENT TO CERTIFICATE OF INCORPORATION

TO CHANGE CORPORATE NAME

Corporate Name Change

The Consenting Stockholders approved an action to amend and restate Article Fourth of the Company’s Certificate of Incorporation to change the Company’s name from “Helix TCS, Inc.” to “Helix Technologies, Inc.” The Consenting Stockholders believe the name “Helix Technologies, Inc.” is more closely related to the business conducted by the Company. The Board of Directors agrees with this assessment. The text of the amendment with respect to the corporate name is set forth in Appendix A.

Changing the name of the Company will not have any effect on the rights of existing stockholders. The proposed name change will not affect the validity or transferability of currently outstanding stock certificates, and stockholders will not be requested to surrender for exchange any stock certificates they hold.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 22, 2020 by (a) each stockholder who is known to us to own beneficially 5% or more of our outstanding common stock; (b) all directors; (c) our executive officers; and (d) all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of common stock. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of April 22, 2020.

The percentage of shares beneficially owned is computed on the basis of 96,783,509 shares of our common stock outstanding as of April 22, 2020. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of April 22, 2020 are deemed outstanding for purposes of computing the percentage ownership of the person or entity holding such rights, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and officers as a group. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of our directors and officers is c/o Helix TCS, Inc., 10200 E. Girard Avenue, Suite B420, Denver, CO 80231.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Ownership of Common Stock Beneficially Owned	Number of Shares of Series A Preferred Stock Beneficially Owned	Percentage Ownership of Series A Preferred Stock	Number of Shares of Series B Preferred Stock Beneficially Owned	Percentage Ownership of Series B Preferred Stock	Total Percentage of Voting Power
5% Beneficial Stockholders
RSF4, LLC (1)	13,680,116	14.1%	-	0.0%	13,784,201	100.0%	24.6%
Helix Opportunities, LLC (2)	22,142,228	22.9%	1,000,000	100.0%	-	0.0%	20.7%
RSF5, LLC (1)	13,680,116	14.1%	-	-	13,784,201	100.0%	24.6%
Nightstone Unlimited, Inc.	8,451,082	8.7%	-	0.0%	-	0.0%	7.6%
Minds Eye Trust	6,400,000	6.6%	-	0.0%	-	0.0%	5.7%
Officers and Directors
Zachary Venegas (2)(3)	22,798,894	23.6%	1,000,000	100.0%	-	0.0%	21.3%
Scott Ogur (2)(4)	22,242,228	23.0%	1,000,000	100.0%	-	0.0%	20.8%
Andrew Schweibold (1)	13,680,116	14.1%	-	0.0%	13,784,201	100.0%	24.6%
Satyavrat Joshi	-	0.0%	-	0.0%	-	0.0%	0.0%
Paul Hodges	771,664	0.8%	-	0.0%	-	0.0%	0.7%
Garvis Toler III (5)	100,000	0.1%	-	0.0%	-	0.0%	0.1%
Steve Janjic (6)	1,561,835	1.6%	-	0.0%	-		1.4%
Officers and Directors as a Group (7 persons)	39,012,509	40.3%	1,000,000	100.0%	13,784,201	0.0%	48.2%

(1)	RSF4, LLC, a Delaware limited liability company, is solely managed by Rose Capital Fund I GP, LLC, a Delaware limited liability company (“Rose GP”). Rose GP has the sole power to vote or sell the shares of our Series B Preferred Stock held by RSF4, LLC. Rose GP is owned 50% by Andrew Schweibold and 50% by Jonathan Rosenthal. As a result of the foregoing, Rose GP, Schweibold and Rosenthal may be deemed to be beneficial owners of the shares of our Series B Preferred Stock held by RSF4, LLC.

(2)	Messrs. Venegas and Ogur each own 50% of Helix Opportunities, LLC.

(3)	Consists of (i) his beneficial ownership in Helix Opportunities, LLC and (ii) options to purchase up to 656,666 shares of common stock.

(4)	Consists of (i) his beneficial ownership in Helix Opportunities, LLC and (ii) options to purchase up to 100,000 shares of common stock.

(5)	Consists of options to purchase up to 100,000 shares of common stock.

(6)	Consists of (i) 1,536,835 shares of common stock and (ii) options to purchase up to 25,000 shares of common stock.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS ACTED UPON

Our employees, directors, and consultants are eligible to receive awards under our 2017 Plan and consequently our officers and directors may be deemed to have an interest in the approval of the 2017 Plan.

EXECUTIVE COMPENSATION

The following table sets forth certain information about compensation paid, earned or accrued for services of our named executive officers for the past two fiscal years.

Summary Compensation Table

			All
		Base	Other
	Fiscal	Salary	Compensation	Total
Name and Principal Position	Year	($)	($)	($)
Zachary Venegas	2019	200,000	975,736	1,175,736
President/CEO, Director	2018	200,000	629,200	829,200
Scott Ogur	2019	180,000	575,136	755,136
CFO, Director	2018	135,000	-	135,000
Patrick Vo	2019	114,507	-	114,507
CEO, BioTrackTHC (1)	2018	102,000	-	102,000
Terence J. Ferraro	2019	175,000	-	175,000
Chief Software Architect, BioTrackTHC	2018	102,000	-	102,000

(1)	Reflects compensation for the period from January 1, 2019 to September 12, 2019, through date of resignation.

On March 15, 2018, we awarded Zachary Venegas two options to purchase a total of 490,000 shares of the Company’s common stock. On March 19, 2019, we awarded Zachary Venegas two options to purchase a total of 500,000 shares of the Company’s common stock. On March 19, 2019, we awarded Scott Ogur two options to purchase a total of 300,000 shares of the Company’s common stock. 100% of the amounts in the All Other Compensation column above represent the Black-Scholes value of the options at the date of grant. We made no other individual grants of restricted stock or stock options to, and there were no stock options exercised by, our named executive officers for the period from October 25, 2015 (inception) through December 31, 2019.

Outstanding Equity Awards at Fiscal Year-End Table

Name	Stock Underlying Option	Option Exercise Price		Option Expiration Date
Zachary Venegas	40,000 shares of common stock	$2.090	*	3/28/2023
Zachary Venegas	450,000 shares of common stock	$1.900		3/28/2028
Zachary Venegas	114,000 shares of common stock	$2.590	*	3/19/2024
Zachary Venegas	386,000 shares of common stock	$2.350		3/19/2029
Scott Ogur	114,000 shares of common stock	$2.590	*	3/19/2024
Scott Ogur	186,000 shares of common stock	$2.350		3/19/2029

*	Represents 110% of the fair market value of the Company’s common stock on the day of issuance.

DIRECTOR COMPENSATION

There was no compensation awarded to, earned by, or paid to the members of our Board of Directors by us during the years ended December 31, 2019 and 2018.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This Information Statement includes forward-looking statements. You can identify the Company’s forward-looking statements by the words “expects,” “projects,” “believes,” “anticipates,” “intends,” “plans,” “predicts,” “estimates” and similar expressions.

The forward-looking statements are based on management’s current expectations, estimates and projections about us. The Company cautions you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, the Company has based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, actual outcomes and results may differ materially from what the Company has expressed or forecasted in the forward-looking statements.

You should rely only on the information the Company has provided in this Information Statement. The Company has not authorized any person to provide information other than that provided herein. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

The Securities and Exchange Commission (the “Commission”) has adopted rules that permit companies to deliver a single Information Statement to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the Information Statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Information Statement either now or in the future, please contact our Corporate Secretary either by calling (720) 328-5372 or by mailing a request to Attn: Corporate Secretary, 10200 E. Girard Avenue, Suite B420, Denver, CO 80231. Upon written or oral request to the Corporate Secretary, the Company will promptly provide a separate copy of the Information Statement. In addition, stockholders at a shared address who receive multiple copies of the Information Statement may request to receive a single Information Statement in the future in the same manner as described above.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q with the Commission. The Commission maintains a web site on the Internet (www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (also known as “EDGAR”).

The Company will make available a copy of the documents we file with the Commission on the “Investor Relations” section of our website at www.helixtechnologies.com as soon as reasonably practicable after filing these materials with the Commission. The information provided on our website is not part of this Information Statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge on our website.

By order of the Board of Directors

/s/ Zachary L. Venegas
Zachary L. Venegas
Chief Executive Officer and Director
May 8, 2020

Appendix A

CERTIFICATE OF AMENDMENT NO. 2
TO THE
CERTIFICATE OF INCORPORATION
OF
HELIX TCS, INC.

Pursuant to Section 242
General Corporation Law of the State of Delaware

Helix TCS, Inc., (the “Corporation”) organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: The name of the Corporation is “Helix TCS, Inc.”. The original name of the Corporation was Jubilee4 Gold, Inc.

SECOND: The date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was March 13, 2014.

THIRD: The Certificate of Incorporation is hereby amended as follows:

Article FIRST is hereby deleted in its entirety and replaced with the following:

“First: The name of the Corporation is Helix Technologies, Inc.”

The first sentence of Article FOURTH is hereby deleted in its entirety and replaced with the following:

“The amount of the total capital stock the Corporation is authorized to issue is 295,000,000 shares with a par value of $0.001 per share, consisting of 275,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock, in such classes and with such rights and privileges as the board of directors may determine.”

FOURTH: The above amendment was adopted and duly approved by the members of the Board of Directors of the Corporation and the stockholders of the Corporation acting in accordance with the provisions of Sections 141(f), 228(a) and 242 of the General Corporation Law of the State of Delaware.

FIFTH: That this Certificate of Amendment No.2 to the Certificate of Incorporation shall become effective upon filing with the Delaware Secretary of State pursuant to Section 103(d) of the General Corporation Law of the State of Delaware.

[The remainder of this page intentionally left blank; signature is on the following page]

IN WITNESS WHEREOF, this Certificate of Amendment No. 2 to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this ____ day of May, 2020.

By:
Name: Zachary L. Venegas
Title: Chief Executive Officer

Appendix B

AMENDMENT TO

HELIX TCS, INC.

2017 OMNIBUS STOCK INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) is made as of _____________, 2020 (the “Effective Date”) to the HELIX TCS, INC. 2017 OMNIBUS STOCK INCENTIVE PLAN (as amended, the “Plan”).

1.	All capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Plan.

2.	On and after the Effective Date, the Plan shall be amended as hereinafter set forth:

a.	Section 3(a) of the Plan is hereby amended by deleting the number “five million (5,000,000)” in the first sentence thereof and substituting therein in its entirety “eleven million (11,000,000)”.

b.	Section 6(h) of the Plan is hereby amended by deleting the first sentence in its entirety and substituting therein in its entirety “No Grantee may be granted an Award of Options or SARs in any calendar year with respect to more than one million one hundred thousand (1,100,000) Shares, or an Award of Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights, or other Awards that are valued with reference to shares covering more than one million one hundred thousand (1,100,000) Shares.”

3.	Except as expressly modified by this Amendment, all of the terms and conditions of the Plan shall continue unchanged in full force and effect.

[Signature page follows]

As approved by the Board of Directors of Helix TCS, Inc. on April 13, 2020 and the stockholders of Helix TCS, Inc. on April 22, 2020.

HELIX TCS, INC.

By:
Name:
Title: